Exhibit 99.1

Dorian LPG Ltd Provides Outlook for the Fourth Quarter 2021 and Announces Fourth Quarter 2021 Earnings and Conference Call Date

STAMFORD, Conn., May 12, 2021 /PRNewswire/ -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern and ECO very large gas carriers (“VLGCs”), today updated its financial and operational outlook for the quarter ended March 31, 2021. The Company plans to issue a press release on Wednesday, May 19, 2021 prior to the market open, announcing its financial results for the fourth quarter ended March 31, 2021.

Earnings Conference Call

A conference call to discuss the results will be held the same day at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call.

A live webcast of the conference call will also be available under the investor section at www.dorianlpg.com.

A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13719741. The replay will be available until May 26, 2021, at 11:59 p.m. ET.

Outlook for the quarter ended March 31, 2021

The following unaudited financial data for the quarter ended March 31, 2021 is preliminary and based on information available to the Company at this time. The financial data has been prepared by and is the responsibility of the Company’s management and does not present all information necessary for an understanding of the Company’s financial condition as of March 31, 2021 and its results of operations for the three months ended March 31, 2021. Based on information available to the Company at this time, the Company expects that for the quarter ended March 31, 2021:

Time Charter Equivalent (1) revenues

to be between $97,600,000 — $99,600,000

Total Vessel operating expenses

(including drydock-related expenses)

to be between $19,200,000 — $21,200,000

Time Charter-in expenses                                                                                      $4,400,000 — $4,600,000

G&AExpected to be approximately $4,000,000 higher due to a provision for a charter dispute

Calendar Days 1,980

Available Days 2,091

Operating Days 1,993

Utilization Rate 95.3%

(1)	Time Charter Equivalent (“TCE”) is a non-U.S. GAAP measure. Refer to the reconciliation of revenues to TCE revenues included in this press release below.

The Company has not finalized its financial statement closing process for the quarter ended March 31, 2021. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material to the information provided. As a result, the provided information constitutes forward-looking statements and is subject to risks and uncertainties, including possible adjustments to the preliminary results disclosed. The Company is providing this information on a one-time basis only and does not intend to update this information for future time periods. Except as otherwise provided herein, capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Company’s Annual Report on Form 10-K.

Reconciliation to Non-GAAP Financial Information

Time Charter Equivalent Revenues

TCE revenues are a shipping industry non-U.S. GAAP measure of the revenue performance of a vessel used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. The Company’s method of calculating TCE revenues is to subtract voyage expenses from shipping revenues for the relevant time period, which may not be calculated the same by other companies.

TCE revenues are not a recognized measure under U.S. GAAP and should not be regarded as a substitute for revenues. The Company’s presentation of TCE revenues does not imply, and should not be construed as an inference, that its future results will be unaffected by unusual or non-recurring items and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. GAAP.

The following table sets forth a reconciliation of revenues to TCE revenues (unaudited) for the period presented:

(in U.S. dollars)	Three months ended
March 31, 2021 (2)
Revenues	$99,600,000
Voyage expenses	(1,000,000)
TCE revenues	$98,600,000

(2) Based on the midpoint of the preliminary projection for the fourth quarter ended March 31, 2021 included herein.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of 23 modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com

For further information:

Dorian LPG Ltd.

Ted Young

Chief Financial Officer

(203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.